Exhibit 99.1
The First Bancorp's Second Quarter Earnings Increase 33.8%
DAMARISCOTTA, ME, July 21, 2021 – The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months ended June 30, 2021. Unaudited net income was $8.8 million, up $2.2 million or 33.8% from the $6.6 million reported for the three months ended June 30, 2020. Earnings per common share for the period on a fully diluted basis were up $0.20 to $0.80 per share, an increase of 33.3% from the prior year. The Company also reported results for the six months ended June 30, 2021. Net income was $17.7 million, up $4.6 million or 35.6% from the first six months of 2020, with earnings per share on a fully diluted basis of $1.61, up $0.41 or 34.2% from the same period in 2020.
“I'm very pleased to report that The First Bancorp concluded an excellent first half of 2021 with very strong earnings in the second quarter", commented Tony C. McKim, the Company’s President and Chief Executive Officer. "Loan growth produced an increase in net interest income, while non-interest income benefited from year-over-year increases of greater than 20% in our wealth management, debit card, and service charge revenues. At the same time, sustained improvement in asset quality coupled with improved economic conditions allowed for a $1.8 million reduction in the provision for loan loss expense compared to the second quarter of 2020. The resulting net income of $8.8 million for the second quarter was an increase of $2.2 million from the same period a year ago, and was down marginally from the record earnings the Company reported in the first quarter of 2021."
"The strong growth we experienced on both sides of the balance sheet in the first quarter continued, and in the case of loans, accelerated in the second quarter", continued Mr. McKim. "For the period, loan balances were up $71.5 million, an annualized growth rate of nearly 19%, and low-cost deposits were up $45.9 million, each contributing to a $1.2 million increase in net interest income for the quarter versus a year ago. The growth in low-cost deposits allowed for a reduction in higher cost brokered CDs, and further lowered the Bank's level of wholesale funding. Overall revenue growth combined with a measured increase in operating expenses resulted in an excellent efficiency ratio of 44.75% for the quarter, improved from 46.23% for the same period a year ago, and from 45.52% in the first quarter of 2021. Full credit goes to our incredible lending, deposit gathering, asset management, and service teams for producing these outstanding results."

With regard to the COVID-19 pandemic, Mr. McKim commented, "Our efforts to support the Bank's customers and communities are ongoing. Of the over 1,700 Paycheck Protection Program (PPP) loans granted in 2020, approximately 95% of the original balances have been forgiven per program guidelines as of June 30, 2021, and in this year's program we disbursed over $52 million in PPP loans to more than 1,200 eligible borrowers. In addition, we've actively assisted customers applying for aid under other relief programs such as the Restaurant Revitalization Fund and Shuttered Venue Operator Grants. Helping customers navigate through the pandemic has been amongst the most challenging but also most rewarding work our team of professionals has faced in their collective careers. We look forward to seeing our clients and communities thrive as we emerge from the pandemic."
SECOND QUARTER 2021 FINANCIAL HIGHLIGHTS
•Net Income of $8.8 million is an increase of 33.8% from the quarter ended June 30, 2020, and a decrease of 1.5% from the quarter ended March 31, 2021
•Pre-tax, Pre-Provision Net Income (non-GAAP) increased 9.5% compared to the second quarter of 2020 and decreased 1.4% from the first quarter of 2021
•Loans increased $71.5 million in the second quarter to $1.59 billion, an annualized growth rate of 18.9%
•Low-cost deposits grew $45.9 million in the second quarter to $1.19 billion, an annualized growth rate of 16.1%
•Quarterly shareholder dividend increased to $0.32 per share
•Tangible Book Value increased to $18.49 per share, up from $17.07 at June 30, 2020, and $17.96 at March 31, 2021
FINANCIAL CONDITION
Total assets at June 30, 2021 were $2.45 billion, up $13.6 million in the second quarter and up $183.3 million from a year ago. Earning assets increased $8.2 million during the quarter and have increased $181.0 million year-over-year. Loan balances increased $71.5 million in the second quarter, while investment balances remained flat and interest earning cash balances were reduced. Loan growth was centered in commercial loans which increased $71.1 million in the second quarter with nearly all of the growth in the commercial real estate and construction sectors. Residential loans increased $8.0 million during the period, while municipal loans decreased $8.4 million after the planned payoff of a large bond anticipation note. PPP loans totaled $54.4 million as of June 30, 2021, down from $62.7 million as of March 31, 2021.

Total deposits at June 30, 2021 were $1.96 billion, up $7.8 million during the quarter, and up $221.2 million or 12.7% from June 30, 2020. Low-cost deposits continue to be aided by various federal stimulus programs which along with organic growth resulted in an increase of $45.9 million in the second quarter. This increase allowed for a reduction in certificate of deposit balances, predominantly brokered, of $38.1 million for the quarter, while borrowings were essentially unchanged.
The Company’s capital position remained strong as of June 30, 2021, with an estimated total risk-based capital ratio of 14.42%, and an estimated leverage capital ratio of 8.59%. The total capital ratio compares to 14.82% as of December 31, 2020 and 15.03% as of June 30, 2020, reflecting commercial loan growth over the past year. The leverage capital ratio compares favorably to 8.49% as of December 31, 2020 and 8.42% as of June 30, 2020.
ASSET QUALITY & PROVISION FOR LOAN LOSSES
Asset quality is strong and stable. As of June 30, 2021, the ratio of non-performing assets to total assets was 0.30%, unchanged from March 31, 2021, and improved from 0.41% at June 30, 2020. Net charge-offs for the quarter were an annualized 0.03% of total loans, down from the 0.10% of total loans experienced in 2020. Past due loans were 0.22% of total loans as of June 30, 2021, down from 0.27% of total loans at March 31, 2021, and 0.66% as of June 30, 2020.
The provision for loan losses totaled $525,000 in the second quarter of 2021, compared with $2,350,000 for the same period in 2020. The Company continues to view it prudent to consider the uncertainties brought about by COVID-19 and the potential impact to borrowers in its provision analysis. The allowance for loan losses stood at 1.07% of total loans as of June 30, 2021, down slightly from the 1.09% of total loans at March 31, 2021, and up from 0.97% of loans at June 30, 2020. If PPP loan balances are excluded, the allowance as of June 30, 2021 would stand at 1.11% of total loans.
As of June 30, 2021, the Bank had 138 loans totaling $22.0 million and representing 1.38% of the total portfolio that were in an active modification for interest-only payments or deferred payments in conformance with inter-agency guidance issued in March 2020, the CARES Act of March 2020, or the Supplemental Appropriations Act passed in December 2020. Modified loans were down from $50.6 million or 3.33% of total loans as of March 31, 2021. Of the $22.0 million in modification as of June 30th, residential loans accounted for $13.9 million and commercial loans $8.0 million, with the remainder in other retail credit. Seventy-five percent of the total modified balances are scheduled to exit modification by September 30, 2021 and ninety-five percent by year-end.
OPERATING RESULTS
Net Income for the three months ended June 30, 2021 was $8.8 million, an increase of $2.2 million or 33.8% from the three months ended June 30, 2020. On a Pre-Tax, Pre-Provision (PTPP) (non-GAAP) basis net income for the period was $11.1 million, up $1.0 million or 9.5% from a year ago. The Company’s Return on Average Assets of 1.46% for the quarter was up from the 1.18% posted during second quarter of 2020; the second quarter 2021 PTPP Return on Average Assets was 1.86%, up from 1.83% a year ago. Return on Average Tangible Common Equity increased to 17.43% for the second quarter of 2021, up from 14.03% for the second quarter of 2020. The Company's Efficiency Ratio (non-GAAP) was 44.75% in the second quarter of 2021, improved from 46.23% in the second quarter of 2020.
Contributing factors to the Company’s operating results in the three months ended June 30, 2021 included:
•Earning asset growth spurred a $1.2 million increase in net interest income from the second quarter of 2020, an increase of 8.5%; net interest income decreased $150,000 from the first quarter of 2021 attributable to a $611,000 period-to-period decrease in PPP fees recognized.
•Net interest margin for the second quarter of 2021 was 2.87%, up slightly from the 2.86% margin for the same period in 2020, and down from 2.99% in the first quarter of 2021.
•Non-interest income before securities gains was $4.9 million, an increase of $692,000 or 16.6% from the quarter ended June 30, 2020, and a decrease of $313,000 or 6.0% from the first quarter of 2021.
◦Revenue increased $243,000 or 26.7% year-over-year, and $87,000 or 8.2% from the preceding quarter at First National Wealth Management, the Bank’s trust and investment management division;
◦Debit card revenue increased $323,000 or 33.5% from the second quarter of 2020, contributing to a year-over-year increase in other operating income of $402,000, or 25.5%;
◦Mortgage banking revenue decreased $30,000 or 2.2% year-over-year, and $613,000 or 31.2% from the immediately preceding quarter but remains well above pre-pandemic norms. Revenue in the first quarter of 2021 was enhanced by a partial release of impairment reserve for mortgage servicing rights.

•Non-interest expense for the quarter ended June 30, 2021 was $9.5 million, up $579,000 or 6.5% from the quarter ended June 30, 2020.
◦Employee salary and benefit expenses increased 8.4% from the second quarter of 2020;
◦Occupancy expense decreased 5.0% from the second quarter of 2020;
◦Other Operating Expenses increased 7.3% from the prior year quarter.
As mentioned above, the Bank had $54.4 million in PPP loan balances as of June 30, 2021, comprised of the remaining 105 loans totaling $5.3 million originated in 2020 (PPP1) and 1,175 loans totaling $49.1 million originated in 2021 (PPP2). The Company received $3.8 million in associated origination fees from PPP1; to date, $3.7 million of these fees have been recognized in interest income, including $271,000 in the second quarter of 2021. The Company has received $4.0 million in associated origination fees from PPP2, of which $419,000 was recognized in interest income in the second quarter of 2021, and $3.5 million has yet to be recognized.
DIVIDEND
On June 24, 2021 the Company's Board of Directors declared a second quarter dividend of $0.32 per share. The second quarter dividend represents a payout to shareholders of 39.51% of earnings per share for the period, and was paid on July 19, 2021 to shareholders of record as of July 8, 2021.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.42 billion in assets. The Bank provides a complete array of commercial and retail banking services through seventeen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	June 30, 2021	December 31, 2020	June 30, 2020
Assets
Cash and due from banks	$27,092	$26,212	$22,143
Interest-bearing deposits in other banks	42,215	56,151	21,907
Securities available for sale	306,247	313,376	311,500
Securities to be held to maturity	376,181	365,613	341,962
Restricted equity securities, at cost	8,839	10,545	10,545
Loans held for sale	1,147	5,855	4,950
Loans	1,588,264	1,476,761	1,451,623
Less allowance for loan losses	17,034	16,253	14,110
Net loans	1,571,230	1,460,508	1,437,513
Accrued interest receivable	10,985	9,298	11,055
Premises and equipment	29,503	27,251	20,712
Other real estate owned	224	908	851
Goodwill	30,646	30,646	29,805
Other assets	46,134	54,873	54,181
Total assets	$2,450,443	$2,361,236	$2,267,124
Liabilities
Demand deposits	$303,168	$250,219	$217,377
NOW deposits	553,592	520,385	432,407
Money market deposits	175,839	163,819	169,984
Savings deposits	332,520	304,603	263,720
Certificates of deposit	226,924	246,875	269,353
Certificates $100,000 to $250,000	310,068	295,672	322,613
Certificates $250,000 and over	59,210	63,038	64,667
Total deposits	1,961,321	1,844,611	1,740,121
Borrowed funds	228,648	262,038	278,805
Other liabilities	26,319	30,861	31,614
Total Liabilities	2,216,288	2,137,510	2,050,540
Shareholders' equity
Common stock	110	110	109
Additional paid-in capital	66,115	65,285	64,601
Retained earnings	168,908	158,359	151,083
Net unrealized gain on securities available for sale	1,190	5,009	7,100
Net unrealized loss on securities transferred from available for sale to held to maturity	(113)	(133)	(146)
Net unrealized loss on cash flow hedging derivative instruments	(2,083)	(4,932)	(6,187)
Net unrealized gain on postretirement costs	28	28	24
Total shareholders' equity	234,155	223,726	216,584
Total liabilities & shareholders' equity	$2,450,443	$2,361,236	$2,267,124
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	10,987,680	10,950,289	10,933,428
Book value per common share	$21.31	$20.43	$19.81
Tangible book value per common share	$18.49	$17.60	$17.07

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the six months ended June 30,		For the quarter ended June 30,
In thousands of dollars, except per share data	2021	2020	2021	2020
Interest income
Interest and fees on loans	$29,959	$30,015	$14,840	$14,159
Interest on deposits with other banks	24	79	12	5
Interest and dividends on investments	7,511	9,386	3,689	4,622
Total interest income	37,494	39,480	18,541	18,786
Interest expense
Interest on deposits	4,146	8,747	1,948	3,561
Interest on borrowed funds	1,752	1,324	870	734
Total interest expense	5,898	10,071	2,818	4,295
Net interest income	31,596	29,409	15,723	14,491
Provision for loan losses	1,050	2,750	525	2,350
Net interest income after provision for loan losses	30,546	26,659	15,198	12,141
Non-interest income
Investment management and fiduciary income	2,217	1,803	1,152	909
Service charges on deposit accounts	719	882	382	305
Net securities gains	164	1,179	45	427
Mortgage origination and servicing income	3,321	1,888	1,354	1,384
Other operating income	3,788	3,070	1,978	1,576
Total non-interest income	10,209	8,822	4,911	4,601
Non-interest expense
Salaries and employee benefits	10,176	9,687	5,053	4,662
Occupancy expense	1,413	1,408	660	695
Furniture and equipment expense	2,400	2,254	1,185	1,138
FDIC insurance premiums	391	359	192	186
Amortization of identified intangibles	35	22	18	11
Other operating expense	4,955	6,230	2,388	2,225
Total non-interest expense	19,370	19,960	9,496	8,917
Income before income taxes	21,385	15,521	10,613	7,825
Applicable income taxes	3,676	2,457	1,826	1,256
Net Income	$17,709	$13,064	$8,787	$6,569
Basic earnings per share	$1.63	$1.20	$0.81	$0.61
Diluted earnings per share	$1.61	$1.20	$0.80	$0.60

The First Bancorp
Selected Financial Data (Unaudited)

	As of and for the six months ended June 30,		As of and for the quarter ended June 30,
Dollars in thousands, except for per share amounts	2021	2020	2021	2020

Summary of Operations
Interest Income	$37,494	$39,480	$18,541	$18,786
Interest Expense	5,898	10,071	2,818	4,295
Net Interest Income	31,596	29,409	15,723	14,491
Provision for Loan Losses	1,050	2,750	525	2,350
Non-Interest Income	10,209	8,822	4,911	4,601
Non-Interest Expense	19,370	19,960	9,496	8,917
Net Income	17,709	13,064	8,787	6,569
Per Common Share Data
Basic Earnings per Share	$1.63	$1.20	$0.81	$0.61
Diluted Earnings per Share	1.61	1.20	0.80	0.60
Cash Dividends Declared	0.63	0.61	0.32	0.31
Book Value per Common Share	21.31	19.81	21.31	19.81
Tangible Book Value per Common Share	18.49	17.07	18.49	17.07
Market Value	29.45	21.70	29.45	21.70
Financial Ratios
Return on Average Equity (a)	15.48%	12.07%	15.11%	12.11%
Return on Average Tangible Common Equity (a)	17.88%	13.99%	17.43%	14.03%
Return on Average Assets (a)	1.5%	1.21%	1.46%	1.18%
Average Equity to Average Assets	9.69%	10.02%	9.69%	9.75%
Average Tangible Equity to Average Assets	8.39%	8.64%	8.40%	8.41%
Net Interest Margin Tax-Equivalent (a)	2.93%	2.99%	2.87%	2.86%
Dividend Payout Ratio	38.65%	50.83%	39.51%	50.82%
Allowance for Loan Losses/Total Loans	1.07%	0.97%	1.07%	0.97%
Non-Performing Loans to Total Loans	0.44%	0.57%	0.44%	0.57%
Non-Performing Assets to Total Assets	0.30%	0.41%	0.30%	0.41%
Efficiency Ratio	45.14%	52.13%	44.75%	46.23%
At Period End
Total Assets	$2,450,443	$2,267,124	$2,450,443	$2,267,124
Total Loans	1,588,264	1,451,623	1,588,264	1,451,623
Total Investment Securities	691,267	664,007	691,267	664,007
Total Deposits	1,961,321	1,740,121	1,961,321	1,740,121
Total Shareholders' Equity	234,155	216,584	234,155	216,584
(a) Annualized using a 365-day basis for 2021 and a 366-day basis for 2020.

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2021 and 2020.

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net interest income as presented	$31,596	$29,409	$15,723	$14,491
Effect of tax-exempt income	1,188	1,154	592	582
Net interest income, tax equivalent	$32,784	$30,563	$16,315	$15,073

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-equivalent adjustment to net interest income.

The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Non-interest expense, as presented	$19,370	$19,960	$9,496	$8,917
Net interest income, as presented	31,596	29,409	15,723	14,491
Effect of tax-exempt interest income	1,188	1,154	592	582
Non-interest income, as presented	10,209	8,822	4,911	4,601
Effect of non-interest tax-exempt income	83	83	41	41
Net securities gains	(164)	(1,179)	(45)	(427)
Adjusted net interest income plus non-interest income	$42,912	$38,289	$21,222	$19,288
Non-GAAP efficiency ratio	45.14%	52.13%	44.75%	46.23%
GAAP efficiency ratio	46.33%	52.21%	46.02%	46.71%
The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. GAAP:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Average shareholders' equity as presented	$230,760	$217,661	$233,214	$218,191
Less intangible assets	(30,980)	(29,925)	(30,995)	(29,934)
Tangible average shareholders' equity	$199,780	$187,736	$202,219	$188,257

To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of Pre-Tax, Pre-Provision Net Income is presented. The following table provides a reconciliation to Net Income:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net Income, as presented	$17,709	$13,064	$8,787	$6,569
Add: provision for loan losses	1,050	2,750	525	2,350
Add: income taxes	3,676	2,457	1,826	1,256
Pre-Tax, pre-provision net income	$22,435	$18,271	$11,138	$10,175

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Additional Information
For more information, please contact Richard M. Elder, The First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3195.